EXHIBIT 99.1

2006 2nd Quarter Earnings Webcast Presentation - Prepared Remarks
July 18, 2006 1:00 P.M.

Michelle Debkowski: Thank you. Good afternoon and welcome to National Penn Bancshares, Inc.'s 2nd Quarter 2006 Earnings Webcast. We’re glad that you are able to join us.

Questions will be accepted during the webcast via email. Please use the email button located on the screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review. The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Many of these factors are listed on the slide on your screen. I’ll give you a moment to review the slide. (PAUSE)

I will now turn today's presentation over to Wayne R. Weidner, Chairman and Chief Executive Officer of National Penn Bancshares.

Wayne Weidner: Thank you, Michelle. Joining me today is Glenn Moyer, President of National Penn Bancshares and President and Chief Executive Officer of National Penn Bank, and Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 2nd Quarter 2006 Earnings Release, which is available on the Investor Relations section of our website. Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission. Gary Rhoads will provide an overview of our financials. Glenn Moyer will review our loan growth and credit quality and comment on our overall results for 2nd Quarter 2006. I will then wrap up with some concluding comments.

Beginning with financial highlights, our 2nd quarter 2006 results, under accounting principles generally accepted in the United States (“GAAP”), reflect earnings of $16.1 million, a $1.7 million increase over GAAP earnings for 2nd Quarter 2005. On a per share basis, we earned $0.34 cents per diluted share in 2nd quarter 2006, a $0.01 per share increase, or 3.0%, over 2nd quarter 2005 diluted earnings per share.

The acquisition of Nittany Financial on January 26, 2006 contributed to our record earnings for the 2nd quarter 2006 as compared to the prior year, as did increases in some key fee income areas and a controlled level of non-interest expenses. We provided funding in 2nd quarter 2006 for our loan loss reserve of $460,000, resulting in a loan loss reserve of 1.68% of total loans and leases at June 30, 2006. Glenn Moyer will provide additional details on the loan portfolio later in this webcast.

Additionally, after the close of business on July 11, 2006, we reached an agreement with the estate of James Overstreet to repurchase a 500,000 share block of National Penn Bancshares stock that the estate was selling for liquidity purposes. Jim Overstreet was a friend and strong supporter of National Penn for many years, and we are pleased to be able to carry out this transaction.

I’ll now turn the presentation over to Gary Rhoads for a further discussion of our 2nd quarter 2006 financial results.

Gary Rhoads: Thank you and good afternoon. Let me begin by noting that any reference to per share results are to figures that have been restated for the 5-for-4 stock split issued September 30, 2005. 2nd quarter 2006 information includes the results of Nittany Financial Corp. for the entire quarter. Year to date 2006 information includes the results of Nittany Financial from the date of acquisition, January 26, 2006.

This presentation contains supplemental financial information determined by methods other than in accordance with GAAP. National Penn’s management uses this non-GAAP measure in its analysis of the company’s performance.

This non-GAAP measure, annualized net income return on average tangible equity, excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital.

This non-GAAP disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Also, as noted in our 1st quarter webcast, on January 1, 2006, National Penn adopted Statement of Financial Accounting Standard 123(R), which requires the expensing of our stock-based compensation programs for the fair value of the awards granted. The impact of the adoption of this standard is included in the financial results beginning with the 1st quarter 2006 and all prior period information has been restated to apply the modified retrospective method. The effect of this restatement on the 2nd quarter 2005 basic earnings per share is a $.01 decrease in the amounts reported in the company’s 2005 Form 10-K in footnote 21. There was no effect on the 2nd quarter 2005 diluted earnings per share.

Net income for 2nd quarter 2006, in accordance with GAAP, was $16.1 million, or $0.34 per diluted share, compared to GAAP net income of $14.4 million, or $0.33 per diluted share, for the same period a year ago.

Our 2nd quarter 2006 GAAP earnings produced a return on average assets of 1.25% and a return on average equity of 12.5%, as compared to 1.27% and 13.3%, respectively, in 2nd quarter 2005. The decline, particularly in return on average equity is due to the increased equity resulting from the Nittany Financial acquisition under purchase accounting rules.

Net income return on average tangible equity was 28.0% in 2nd quarter 2006 compared to 25.3% in 2nd quarter 2005. This ratio is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles. For the second quarter ended June 30, 2006, our average shareholders’ equity was $514.1 million and our average acquisition-related goodwill and intangibles was $284.0 million; a year earlier, our average shareholders’ equity was $433.0 million while our average acquisition-related goodwill and intangibles totaled $206.3 million.

Net income of $31.1 million year to date 2006 is an increase of $3.0 million, or 10.8%, over the $28.1 million reported for the first half of 2005. The $0.03 increase in diluted earnings per share from $0.64 in the first six-months of 2005 to $0.67 during this year represents a 4.7% increase. Our annualized return on average assets was 1.24% year to date 2006 compared to 1.25% last year. Annualized return on average equity was 12.8% this year compared to 13.1% for the first half of 2005, and again relates to purchase accounting acquisition rules. Annualized net income return on average tangible equity was 26.7% for the first half of 2006 compared to 24.8% for 2005. For the half year ended June 30, 2006, our average shareholders’ equity was $491.6 million and our average acquisition-related goodwill and intangibles was $256.8 million; a year earlier, our average shareholders’ equity was $433.6 million while our average acquisition-related goodwill and intangibles totaled $205.6 million.

A reconciliation of these non-GAAP financial measures to our GAAP financial measures is included in our earnings press release available on our website and included in our Report on Form 8-K filed with the SEC earlier today. It is also appended to the end of these prepared remarks, also filed on a Form 8-K with the SEC today.

Net interest margin decreased to 3.61% during this year’s 2nd quarter compared to 3.85% during the 2nd quarter of 2005. Net interest margin for the first six-months of this year is 3.69%, 17 basis points lower than the net interest margin of 3.86% during the first half of 2005. National Penn’s margin continues to feel the impact of the flat yield curve, which currently provides for little spread between deposit rates and fixed loan rates. Also contributing to the margin decline has been the continuing pressures from the highly competitive markets in which we serve. Despite this margin compression, our growth has resulted in increased net interest income for the 2nd quarter of 2006 that is approximately $1.7 million higher than net interest income for the 2nd quarter of 2005. Year to date 2006, net interest income is $3.2 million higher than the same period last year.

The provision for loan losses of $460,000 in 2nd quarter 2006 represents a $490,000, or 54.6% decrease in the provision when compared to the 2nd quarter of 2005. 2nd quarter 2006 net charge-offs of $418,000 were $2.1 million less than the $2.5 million of net charge-offs in the 2nd quarter of 2005. Glenn will be discussing credit quality in more detail in his remarks.

Non-interest income of $15.9 million in this year’s 2nd quarter is up $1.4 million, or 9.3%, as compared to last year’s 2nd quarter. Wealth management continued to contribute in the 2nd quarter with quarterly income up $1.2 million or 50.3% over second quarter 2005. The growth in this business segment’s income was due primarily to increased income from investment brokerage services. Various service charges and fees were also up over the prior year, by $410,000 or 29.2%. These increases were offset somewhat by a decline in Bank Owned Life Insurance income of $234,000 and reduced gains on sales of investment securities of $202,000 compared to 2nd quarter 2005 income. As a result of continued cooling in the residential housing market, mortgage banking income was down 10.0% over last year’s 2nd quarter. Our insurance agency income was similar to 1st quarter income and was down 6.2% from the prior year’s quarterly income as a result of reduced contingency income in 2006.

Despite our growth since June 30, 2005, management efforts to control non-interest expenses have resulted in a modest increase of 4.0% over the same period last year to a total of $32.8 million at June 30, 2006. This increase is primarily due to salaries and benefits expense associated with additional employees from the Nittany acquisition. On a positive note, total non-interest expenses, excluding non-recurring expenses, declined during the 2nd quarter when compared to both the 1st quarter 2006 and the 4th quarter 2005.

Regarding the balance sheet, including the effect of the Nittany acquisition, total assets grew 13.7% during the past year to $5.23 billion at June 30, 2006. Growth in loans and leases over the past year was $520.6 million, or 17.4%. Of this amount, $279.4 million was attributable to the Nittany acquisition. Excluding the Nittany loans, loan and lease growth for the past year was 8.1% when compared to outstandings at June 30, 2005. Total deposits increased by $727.1 million, or 23.8%, over the past twelve months to $3.79 billion, of which $249.7 million was attributable to the Nittany acquisition. Excluding the Nittany deposits, annualized deposit growth over this period was 15.6%.

At June 30, 2006, National Penn was in compliance with all applicable regulatory capital requirements. National Penn and National Penn Bank each are considered “well capitalized” as defined by banking regulators. We target our tangible equity to tangible assets to be a minimum of 5%. However, at June 30th we were at 4.75% with the two primary reasons for this are the acquisition of Nittany Financial and the negative impact of accumulated other comprehensive income, more fully described as the negative mark-to-market of our investment portfolio resulting from the Federal Reserve interest rate hikes. We continue to focus on rebuilding our tangible equity and expect the additional negative impact on tangible equity from the recent share repurchase transaction with the Estate of Jim Overstreet to be almost fully recovered with one quarter of retained earnings growth.

I’d now like to introduce Glenn Moyer, President of National Penn Bancshares.

Glenn Moyer: Thank you, Gary. I would like to take a few moments to comment on our loan growth and overall credit quality.

At the end of 2nd quarter 2006, total loans and leases outstanding are $3.50 billion, representing a 12.0% annualized growth rate for the 2nd quarter. Our annualized rate of growth for the first half of 2006, excluding the loans acquired from Nittany in January 2006, was 11.6%. We continue to target loan growth in the high single, low double-digits for all of 2006, although we have some concerns about slowing loan demand.

We experienced growth in all loan categories during 2nd quarter 2006. Growth was reflected most notably in the areas of real estate construction lending, which increased $21.6 million or 8.2%, and residential multi-family lending which increased $39.2 million or 5.3% during the 2nd quarter. In addition, the 2nd quarter 2006 saw growth in C&I loans of $24.0 million or 4.1%, and continued growth in consumer lending of $19.7 million or 5.0%, primarily in home equity secured. All of these loan growth percentages just mentioned are non-annualized. At June 30, 2006, our commercial loan categories represented 73.1% of our total loans, as compared to 74.7% at March 31, 2006.

The level of “Non-Performing Assets plus Loans over 90 Days Delinquent” category at June 30, 2006 was $5.0 million lower than the June 30, 2005 level. Specifically, this number, as of June 30, 2006, is $9.4 million versus $14.4 million at June 30, 2005. We believe we remain appropriately positioned in our overall Loan Loss Reserve at $59.0 million, or 1.68% of Total Loans and Leases, as of June 30, 2006. This is net of 2nd quarter net charge-offs of $418,000. Based on the current reserve, our coverage ratio of Non-Performing Assets is 630.3%. This compares to a coverage ratio of 389.2% at June 30, 2005 and 461.7% at December 31, 2005. Based on the strength of these coverages, our review of overall credit quality indicators, and our ongoing loan monitoring processes, we reduced our provision for loan and lease losses during 2nd quarter 2006 as compared to 2nd quarter 2005. This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis. Our loan loss provisions for the quarter and year-to-date June 30th 2006 exceeded our net charge-offs for these periods. Specifically, our loan loss provision for the quarter was $460,000 compared to net charge-offs of $418,000, and on a year-to-date basis our provision was $1,140,000 compared to net charge-offs of $1,051,000. While our loan portfolio remains in good condition, we continue to monitor our portfolio’s risk and concentration exposure diligently.

Throughout these comments, we have referred to the Nittany Financial acquisition which closed in late January of this year. We’re pleased to report that the integration process is moving forward on a joint basis and our co-workers at Nittany Bank and Vantage Investment Advisors are doing a terrific job of retaining current customers and attracting new relationships.

In addition, as we noted in our 1st quarter webcast, on April 10, 2006, we welcomed the addition of RESOURCES for Retirement, Inc. to National Penn’s Wealth Group. RESOURCES enhances this group’s portfolio of services by focusing on 401(k)-advisory services for larger companies. Since the acquisition, we have been implementing joint calling efforts to share this new level of expertise for National Penn with our clients and prospects.

I’ll now turn the presentation back to Wayne Weidner.

Wayne Weidner:

In conclusion, we’re very pleased that, in 2nd quarter 2006, National Penn Bancshares has once again been able to continue its tradition of strong financial performance. These achievements all occurred during a very challenging and unique economic time for our industry. During the second half of 2006, we expect ongoing pressure on financial performance, all the result of the continuing flat yield curve combined with the extremely competitive marketplace.

This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.

QUESTIONS
Michelle Debkowski:
Thank you, Wayne. We had a few questions presented during the webcast that I’d like to review at this time…….

This concludes our presentation. Thank you for joining us.

Reconciliation Tables for Non-GAAP Financial Measures

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005

Return on average shareholders’ equity	12.5%	13.3%	12.8%	13.1%
Effect of goodwill and intangibles	15.5%	12.0%	13.9%	11.7%
Return on average tangible equity	28.0%	25.3%	26.7%	24.8%

Average tangible equity excludes acquisition-related average goodwill and intangibles:
Average shareholders’ equity (in millions)	$514.1	$433.0	$491.6	$433.6
Average goodwill and intangibles (in millions)	(284.0)	(205.3)	(256.8)	(205.6)
Average tangible equity (in millions)	$230.1	$227.7	$234.8	$228.0